Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS
AND INCREASES FULL YEAR EARNINGS OUTLOOK

Highlights

•Record net income of $0.52 per diluted share
•Record adjusted net income of $0.57 per diluted share
•Record volumes in each of the businesses
•Increased cash dividend per share by 9 percent
•Announced pending acquisition of the dispensing business of
Albea Group
•Completed Cobra Plastics acquisition
•Completed issuance of additional $200 million of 4⅛% senior notes due 2028
•Completed issuance of €500 million of 2¼% senior notes due 2028

STAMFORD, CT, April 22, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported record first quarter 2020 net income of $57.6 million, or $0.52 per diluted share, as compared to first quarter 2019 net income of $46.7 million, or $0.42 per diluted share.

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SILGAN HOLDINGS
April 22, 2020

Adjusted net income per diluted share was a record $0.57 for the first quarter of 2020, after adjustments increasing net income per diluted share by $0.05. Adjusted net income per diluted share was a record $0.46 for the first quarter of 2019, after an adjustment increasing net income per diluted share by $0.04. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“Let me start by saying how saddened we are by the global loss of lives and economic uncertainties resulting from the current coronavirus (COVID-19) crisis and how inspired we are by the first responders and healthcare professionals on the front lines,” said Tony Allott, Chairman and CEO. “Our business has been declared ‘essential’ under the guidance of the U.S. Department of Homeland Security and has received similar designations from the vast majority of other governmental agencies in the geographies in which we operate, and we take that responsibility with pride and commitment. We are incredibly thankful for and proud of the employees of Silgan, who have responded to the critical need for our vital products in the supply of food, beverage and consumer health products, such as soaps and sanitizers, by coming to work, performing at a high level and executing our enhanced safety protocols. Through their efforts, all 100 of our global production facilities have remained open, and many have set production records. Together, we truly are ‘Silgan Strong’,” continued Mr. Allott. “To our customers and end users, we wish to let you know that we will do everything in our power to assure continued supply of our vital products. Finally, to our suppliers, we want you to know that we need you. We are all facing a broad array of unexpected challenges, but we must rise to this trial together and support one another,” said Mr. Allott.

“Given the critical nature of our products and due to the fortitude of our employees, we exceeded our expectations driven by record volumes in each of our businesses,” continued Mr. Allott. “Volumes grew at their strongest rate in March, as the coronavirus began impacting our Western markets. In our metal container business, volumes were up 8 percent in the quarter and, combined with strong operating results, drove record first quarter operating income. In our closures business, volumes grew by 5 percent, with a less favorable mix of products sold as growth in lower margin pumps for soaps and sanitizers were offset by declines in more complex sprayers and pumps for beauty products. Our plastic container business had another record
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SILGAN HOLDINGS
April 22, 2020

performance with volume growth of 6 percent over the prior year quarter and continued strong operating results. Finally, selling, general and administrative costs were higher in the quarter primarily as a result of increased incentive compensation, largely as a result of one-time incentive payments made to our plant employees during the current coronavirus crisis, costs associated with announced acquisitions and foreign currency transaction losses,” said Mr. Allott.

“While there are unprecedented uncertainties impacting our business right now, we believe it is important to continue to share our view of our business outlook. Therefore, based upon the performance of our business thus far and our assumption that we, our customers and our suppliers will be able to keep our plants operational, we have increased our earnings estimate and range,” continued Mr. Allott. “As a result, we are currently estimating adjusted earnings per share of $0.55 to $0.70 for the second quarter of 2020 as compared to $0.55 in the second quarter of 2019, a 13.6 percent increase to the midpoint of such range, and adjusted earnings per share of $2.30 to $2.50 for the full year of 2020 as compared to $2.16 in 2019, an 11.1 percent increase to the midpoint of such range. These estimates exclude the impact from the announced pending acquisition of the dispensing business of Albea Group,” said Mr. Allott.

“We have also taken a series of steps to conservatively strengthen our balance sheet given the uncertainties that exist around the credit markets at this time,” continued Mr. Allott. “First, we borrowed on our senior secured revolving credit facility in March and as a result were holding $614.8 million of cash and cash equivalents at the end of the first quarter. While we have no material debt maturities in the next several years, we believe an ongoing tight credit market could potentially impact liquidity positions of businesses generally, and we want to be sure that Silgan is well positioned. Our liquidity is further strengthened as we still have approximately $350 million of additional borrowing capacity available on our senior secured revolving credit facility. We also entered into an incremental term loan commitment under our existing senior secured credit facility for our $900 million term loan to fund the purchase price for the dispensing business of Albea Group in replacement of prior committed financing. We continue to expect to close this pending acquisition in the second quarter of 2020. We intend to continue to maintain a cautious posture around liquidity until the credit markets have returned to more normal conditions,” concluded Mr. Allott.

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SILGAN HOLDINGS
April 22, 2020

Net sales for the first quarter of 2020 were $1.03 billion, an increase of $3.3 million, or 0.3 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all of the businesses.

Income before interest and income taxes for the first quarter of 2020 was $102.1 million, an increase of $15.4 million, or 17.8 percent, as compared to $86.7 million for the first quarter of 2019, and margins increased to 9.9 percent from 8.4 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in each of the businesses and lower rationalization charges, partially offset by higher corporate expenses primarily as a result of the one-time plant employee incentive payments in 2020 and higher acquisition related costs. Rationalization charges were $2.8 million and $6.1 million for each of the first quarters of 2020 and 2019, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2020 was $23.4 million, a decrease of $3.7 million as compared to the first quarter of 2019. This decrease was primarily due to lower weighted average interest rates and lower weighted average outstanding borrowings during the quarter as a result of the utilization of prior year free cash flow to repay debt. Weighted average interest rates were lower during the current quarter due to the redemption of all outstanding 5½% Senior Notes due 2022 in the third quarter of 2019 and lower variable market rates. In February 2020, the Company issued €500 million aggregate principal amount of new senior notes maturing on June 1, 2028 and $200 million aggregate principal amount of additional 4⅛% Senior Notes due February 1, 2028. The net proceeds were utilized to prepay outstanding U.S. term loans under the senior secured credit facility. In conjunction with this prepayment, the Company recognized a loss on early extinguishment of debt of $1.5 million in the first quarter of 2020.

The effective tax rates were 25.4 percent and 21.6 percent for the first quarters of 2020 and 2019, respectively. The effective tax rate in the first quarter of 2019 was favorably impacted by the timing of certain tax deductions recognized in the quarter and changes in certain state tax rates.

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SILGAN HOLDINGS
April 22, 2020

Metal Containers
Net sales of the metal container business were $508.5 million for the first quarter of 2020, an increase of $1.5 million, or 0.3 percent, as compared to $507.0 million in the first quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 8 percent, partially offset by the pass through of lower raw material costs, a less favorable mix of products sold and unfavorable foreign currency translation. The increase in unit volumes was primarily due to lower volumes in the first quarter of 2019 as a result of the 2018 pre-buy of products by customers in anticipation of significant metal inflation in 2019 and the benefit in the first quarter of 2020 from higher volumes starting in March as a result of a spike in consumer demand in response to the coronavirus crisis.

Segment income of the metal container business in the first quarter of 2020 was a record $47.5 million, an increase of $8.6 million as compared to $38.9 million in the first quarter of 2019, and segment income margin increased to 9.3 percent from 7.7 percent over the same periods. The increase in segment income was primarily attributable to higher unit volumes, strong operating performance and higher pension income, partially offset by a less favorable mix of products sold, higher rationalization charges and foreign currency transaction losses in the current year period. Rationalization charges were $2.0 million and $0.2 million in the first quarters of 2020 and 2019, respectively.

Closures
Net sales of the closures business were $357.2 million in the first quarter of 2020, an increase of $1.0 million, or 0.3 percent, as compared to $356.2 million in the first quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 5 percent, partially offset by the pass through of lower raw material costs, a less favorable mix of products sold and unfavorable foreign currency translation. The increase in unit volumes was principally the result of strong volumes for food and beverage products as well as certain consumer health and personal care products starting in March due to a spike in consumer demand in response to the coronavirus crisis, lower volumes in the first quarter of 2019 as a result of the 2018 pre-buy of products by customers in anticipation of significant metal inflation in 2019 and volumes from the recent acquisition of Cobra Plastics. These volume gains were partially offset by some weakness in certain beauty products as consumers shifted buying patterns as a result of the coronavirus crisis.
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SILGAN HOLDINGS
April 22, 2020

Segment income of the closures business for the first quarter of 2020 increased $5.0 million to $45.2 million as compared to $40.2 million in the first quarter of 2019, and segment income margin increased to 12.7 percent from 11.3 percent for the same periods. The increase in segment income was primarily due to higher unit volumes, lower rationalization charges and higher pension income, partially offset by a less favorable mix of products sold and the benefit in the prior year period from the delayed pass through of lower resin costs. Rationalization charges were $0.7 million and $5.7 million in the first quarters of 2020 and 2019, respectively.

Plastic Containers
Net sales of the plastic container business were $164.7 million in the first quarter of 2020, an increase of $0.8 million, or 0.5 percent, as compared to $163.9 million in the first quarter of 2019. This increase was principally due to higher volumes of approximately 6 percent, partially offset by the pass through of lower raw material costs and a less favorable mix of products sold. The increase in volumes was due primarily to higher demand for certain food and consumer health products starting in March as a result of a spike in consumer demand in response to the coronavirus crisis.

Segment income of the plastic container business in the first quarter of 2020 was $22.0 million, an increase of $9.9 million as compared to $12.1 million in the first quarter of 2019, and segment income margin increased to 13.4 percent from 7.4 percent over the same periods. The increase in segment income was primarily attributable to higher volumes, lower manufacturing costs including for raw materials, and higher pension income.

Outlook for 2020
Despite unprecedented uncertainties due to the coronavirus crisis and in light of the Company's strong performance in the first quarter of 2020, the Company increased its estimate of adjusted net income per diluted share for the full year of 2020 to a range of $2.30 to $2.50 from a range of $2.28 to $2.38. This increased estimate represents an 11.1 percent increase to the midpoint of such range as compared to adjusted net income per diluted share of $2.16 in 2019. This increased estimate is driven by anticipated continued higher demand for food and consumer health products used principally in the home, partially offset by declines in products used primarily in public venues, particularly in the first half of the year. This estimate assumes that
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SILGAN HOLDINGS
April 22, 2020

the Company, its customers and its suppliers are able to continue running plants during this crisis.

The Company is also providing an estimate of adjusted net income per diluted share for the second quarter of 2020 in the range of $0.55 to $0.70, as compared to $0.55 in the second quarter of 2019, a 13.6 percent increase to the midpoint of such range.

The full year and second quarter estimates of adjusted net income per diluted share for 2020 exclude the impact from the announced pending acquisition of the dispensing business of Albea Group, rationalization charges, costs attributable to announced acquisitions and loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2020 at 11:00 a.m. eastern time on April 22, 2020. The toll free number for those in the U.S. and Canada is (800) 367-2403, and the number for international callers is (334) 777-6978. For those unable to listen to the live call, a taped rebroadcast will be available through May 6, 2020. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 9981733.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.5 billion in 2019. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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SILGAN HOLDINGS
April 22, 2020

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2020	2019

Net sales	$1,030.4	$1,027.1

Cost of goods sold	845.3	861.1

Gross profit	185.1	166.0

Selling, general and administrative expenses	89.9	77.7

Rationalization charges	2.8	6.1

Other pension and postretirement income	(9.7)	(4.5)

Income before interest and income taxes	102.1	86.7

Interest and other debt expense before loss on early extinguishment of debt	23.4	27.1

Loss on early extinguishment of debt	1.5	—

Interest and other debt expense	24.9	27.1

Income before income taxes	77.2	59.6

Provision for income taxes	19.6	12.9

Net income	$57.6	$46.7

Earnings per share:
Basic net income per share	$0.52	$0.42
Diluted net income per share	$0.52	$0.42

Cash dividends per common share	$0.12	$0.11

Weighted average shares (000's):
Basic	110,862	110,709
Diluted	111,432	111,592

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2020	2019
Net sales:
Metal containers	$508.5	$507.0
Closures	357.2	356.2
Plastic containers	164.7	163.9
Consolidated	$1,030.4	$1,027.1

Segment income:
Metal containers (a)	$47.5	$38.9
Closures (b)	45.2	40.2
Plastic containers (c)	22.0	12.1
Corporate (d)	(12.6)	(4.5)
Consolidated	$102.1	$86.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2020	2019	2019
Assets:
Cash and cash equivalents	$614.8	$141.4	$203.8
Trade accounts receivable, net	600.7	596.6	505.0
Inventories	697.8	686.2	633.0
Other current assets	69.0	70.6	65.0
Property, plant and equipment, net	1,553.9	1,511.7	1,570.3
Other assets, net	1,992.3	1,918.1	1,954.0
Total assets	$5,528.5	$4,924.6	$4,931.1

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$789.2	$720.8	$988.8
Current and long-term debt	3,029.2	2,691.6	2,244.4
Other liabilities	689.5	612.0	674.6
Stockholders' equity	1,020.6	900.2	1,023.3
Total liabilities and stockholders' equity	$5,528.5	$4,924.6	$4,931.1

(a) Includes rationalization charges of $2.0 million and $0.2 million in 2020 and 2019, respectively.
(b) Includes rationalization charges of $0.7 million and $5.7 million in 2020 and 2019, respectively.
(c) Includes rationalization charges of $0.1 million and $0.2 million in 2020 and 2019, respectively.
(d) Includes costs attributed to announced acquisitions of $2.3 million in 2020.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2020	2019
Cash flows provided by (used in) operating activities:
Net income	$57.6	$46.7
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	51.1	51.2
Rationalization charges	2.8	6.1
Loss on early extinguishment of debt	1.5	—
Other changes that provided (used) cash, net of effects from acquisition:
Trade accounts receivable, net	(104.0)	(88.6)
Inventories	(69.0)	(53.8)
Trade accounts payable and other changes, net	(108.2)	(117.4)
Net cash used in operating activities	(168.2)	(155.8)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(39.8)	—
Capital expenditures	(65.1)	(61.7)
Other investing activities	0.5	—
Net cash used in investing activities	(104.4)	(61.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(13.8)	(14.2)
Changes in outstanding checks - principally vendors	(79.0)	(83.7)
Shares repurchased under authorized repurchase program	(6.9)	—
Net borrowings and other financing activities	788.4	385.1
Net cash provided by financing activities	688.7	287.2

Effect of exchange rate changes on cash and cash equivalents	(5.1)	(1.1)

Cash and cash equivalents:
Net increase	411.0	68.6
Balance at beginning of year	203.8	72.8
Balance at end of year	$614.8	$141.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2020	2019

Net income per diluted share as reported	$0.52	$0.42

Adjustments:
Rationalization charges	0.02	0.04
Costs attributed to announced acquisitions	0.02	—
Loss on early extinguishment of debt	0.01	—
Adjusted net income per diluted share	$0.57	$0.46

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2020	2020	2019	2020	2020	2019

Net income per diluted share as estimated
for 2020 and as reported for 2019	$0.54	$0.69	$0.28	$2.23	$2.43	$1.74

Adjustments:
Rationalization charges	0.01	0.01	0.27	0.04	0.04	0.40
Costs attributed to announced acquisitions	—	—	—	0.02	0.02	0.01
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2020 and presented for 2019	$0.55	$0.70	$0.55	$2.30	$2.50	$2.16

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.